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                                                 February 27, 1996
W.H. Brady Co.
6555 West Good Hope Road
Milwaukee, WI  53223

Attention:    Katherine M. Hudson
              President, Chief Executive Officer

Dear Kathy:

On behalf of Robert W. Baird & Co. Incorporated ("Baird") we wish to thank you for the opportunity to represent W.H. Brady Co. (the "Company") in connection with the proposed Acquisition (as defined below) of Varitronic Systems, Inc. ("Varitronics"). This letter confirms the agreement between Baird and the Company under which Baird is engaged as exclusive financial advisor to the Company.

      1.    Baird accepts this engagement and agrees to:

            (a) provide financial analysis as is required to advise the Company with respect to the form and structure of and consideration to be paid in the Acquisition and undertake such investment banking services as the Company may reasonably request;

            (b) counsel the Company as to strategy and tactics for negotiating with Varitronics and, if needed, participate in those negotiations; and

            (c) prepare and deliver to the Board of Directors of the Company an opinion as to whether the consideration proposed in connection with the Acquisition is fair to the Company from a financial point of view.

            If Baird is asked to provide other services not specifically contemplated above, the Company and Baird shall enter into a separate agreement covering such additional services to be rendered and the fee payable by the Company.

      2. It is understood that Baird's engagement hereunder commenced on December 1, 1995 and shall expire on August 31, 1996 unless extended by mutual written agreement, but may be terminated earlier by either the Company or Baird at any



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Katherine M. Hudson
February 27, 1996
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            time upon 30 days' written notice from one party to the other.
            Notwithstanding expiration or termination of Baird's engagement, the provisions of this letter concerning confidentiality, indemnification and the Company's obligations to pay Baird's fees and reimburse Baird's expenses shall survive and remain in effect.

      3.    For the purposes of this letter:

            (a) The "Company" shall mean the Company, its affiliates, its and their subsidiaries, and any entity formed for purposes of effecting any Acquisition.

            (b) An "Acquisition" means any transaction or a series of transactions which results, directly or indirectly, in the transfer of control to the Company of, or a controlling interest in, Varitronics or any of its material businesses or any material part of its assets (a "Business"), including without limitation: (i) any merger, consolidation, reorganization, recapitalization or other business combination pursuant to which Varitronics or a Business is combined with that of the Company; (ii) the acquisition by the Company (or a "group", as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, that includes the Company) of beneficial ownership of any class of capital stock of Varitronics constituting two-thirds or more of the outstanding shares of such class of capital stock (or rights to acquire the same); or (iii) a lease of a material part of the assets of Varitronics or a Business, with or without a purchase option, or the formation of a joint venture or partnership, or similar transaction with Varitronics or a Business.

            (c) "Transaction Date" means the date of the closing of an Acquisition.

      4. Baird shall be entitled to the following compensation for its services hereunder:

            (a)   if an Acquisition is consummated:

                  (i)  during the term of Baird's engagement
                       under this letter; or

                  (ii) during the 12 months following
                       termination or expiration of Baird's engagement (provided, however, that this clause (ii) shall not apply in the event that Baird shall have terminated this letter or refused to agree to an extension pursuant to paragraph 2); or




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Katherine M. Hudson
February 27, 1996
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                  (iii) within 18 months following the termination or
                        expiration of Baird's engagement, which Acquisition is contemplated by an agreement in principle or a definitive agreement to effect an Acquisition entered into during the term of Baird's engagement or the 12 months following termination or expiration of Baird's engagement (provided, however, that this clause (iii) shall not apply in the event that Baird shall have terminated this letter or refused to agree to an extension pursuant to paragraph 2);

                 then the Company shall pay to Baird in cash on the Transaction Date, a transaction fee (the "Transaction Fee") of $425,000.

            (b) If Baird is requested to provide any fairness opinion in connection with any Acquisition, then Baird shall be entitled to receive an additional fee for the preparation and delivery of the opinion in the amount of $125,000 payable upon delivery (whether verbally or in writing) of such opinion and regardless of the conclusions reached or whether any Acquisition is consummated. The amount paid or payable pursuant to this subparagraph (b) will be creditable against the Transaction Fee paid or payable.

      5. In addition to the fees payable to Baird, the Company shall reimburse Baird and its affiliates, upon request, for its and their reasonable out-of-pocket expenses incurred in connection with Baird's engagement. Out-of-pocket expenses may include, but are not limited to, transportation, lodging, meals, document services, data base services, facsimile charges, courier charges, word processing requirements and fees and expenses of third parties such as legal counsel.

      6. The Company shall furnish all information reasonably requested by Baird for the purpose of rendering services hereunder (the "Information"). The Company recognizes and confirms that Baird
           (i) will use and rely on the Information and on other information available from generally recognized public sources in performing the services contemplated by this letter without any obligation to independently verify the Information or such other information; (ii) will not assume responsibility for the accuracy or completeness of the Information or such other information; and (iii) will not make an appraisal of any of the assets or liabilities of the Company, Varitronics, a Business or any other entity.

           Baird agrees as provided in this letter to keep all non-public Information provided to it by the Company confidential, except as required by law. Notwithstanding




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Katherine M. Hudson
February 27, 1996
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            anything to the contrary in this letter, Baird may disclose non-public Information to its agents and advisors, who shall also be bound by the terms of this paragraph 6, whenever Baird determines that such disclosure is necessary or appropriate to provide the services contemplated in this letter. Except as required by law, any information or advice rendered by Baird pursuant to this engagement shall be treated as confidential by the Company and any party to whom the Company discloses such information or advice, and shall not be disclosed publicly in any manner without the prior written consent of Baird. Without prior consultation with Baird, the Company shall not make any legally required disclosure of such information or advice nor make any legally required public announcement or filing in which Baird's name appears.

      7. The Company hereby agrees to indemnify, hold harmless and reimburse Baird as follows:

            (a) The Company agrees to indemnify, hold harmless and reimburse Baird, its affiliates and their respective directors, officers, partners, employees, agents and controlling persons (each an "Indemnified Party") promptly upon demand for expenses (including, without limitation, fees and expenses of legal counsel incurred by an Indemnified Party in any action or proceeding between an Indemnified Party and the Company or between an Indemnified Party and any third party or otherwise) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in respect of or related to the engagement of Baird hereunder. The Company also agrees (in connection with the foregoing) to indemnify and hold harmless each Indemnified Party to the full extent lawful from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any Indemnified Party may become subject including any amount paid in settlement of any litigation or other action (commenced or threatened), to which the Company shall have consented in writing (such consent not to be unreasonably withheld), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this paragraph in respect of any loss, claim, damage, liability or expense to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage, liability or expense resulted primarily and directly from the willful misfeasance or gross negligence of such Indemnified Party.




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Katherine M. Hudson
February 27, 1996
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            (b)   If indemnification is to be sought hereunder by an
                  Indemnified Party, then such Indemnified Party shall notify the Company of the commencement of any litigation, proceeding or other action in respect thereof; provided, however, that the failure to notify the Company shall not relieve the Company from any liability or obligation that it may have under this paragraph or otherwise to such Indemnified Party. Following such notification, the Company may elect in writing to assume the defense of such litigation, proceeding or other action (and the costs related thereto) and, upon such election, the Company shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than costs of investigation or the production of documents or witnesses) unless (i) the Company has failed to provide legal counsel reasonably satisfactory to such Indemnified Party in a timely manner or (ii) such Indemnified Party shall have concluded that (A) the representation of such Indemnified Party by legal counsel selected by the Company would be inappropriate due to actual or potential conflicts of interest or (B) there may be legal defenses available to such Indemnified Party that are different from or additional to those available to the Company or any other Indemnified Party represented by such legal counsel. Nothing set forth herein shall preclude any Indemnified Party from retaining its own counsel at its own expense. The Company agrees that it will not, without the prior written consent of Baird, settle any pending or threatened claim or proceeding related to or arising out of matters covered by this paragraph 7 (whether or not Baird is a party to such claim or proceeding) unless such settlement includes a provision unconditionally releasing Baird and all other Indemnified Parties from and holding them harmless against all liability in respect of claims by any releasing party related to or arising out of such matters or any transaction or conduct in connection therewith.

            (c) If the indemnification provisions set forth above are held unenforceable or are otherwise insufficient or unavailable to fully hold an Indemnified Party harmless from and against the expenses and other amounts provided for in this letter, then the Company shall nonetheless contribute to any such expenses or amounts paid or payable by such Indemnified Party in a proportion that appropriately reflects the relative benefits received by the Company, on the one hand, and Baird, on the other hand, in connection with the matters to which such expenses or other amounts relate. If the foregoing allocation according to respective benefits is not permitted by applicable





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Katherine M. Hudson
February 27, 1996
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                  law, then amounts shall be contributed by the Company to the
                  Indemnified Party in such proportion as appropriately reflects not only the relative benefits referred to above, but also so reflects the relative fault of the Company, on the one hand, and Baird, on the other hand, as well as other equitable factors and considerations as may be applicable in the circumstances.

            (d) If multiple claims are asserted against an Indemnified Party in any litigation or other proceeding, including an arbitration, and indemnification as to at least one of such claims is permitted under applicable law and provided for under this agreement, the Company agrees that any judgment or award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or award expressly states that the judgment or award, or any portion thereof, is based solely on a claim or claims as to which indemnification is not available.

            (e) In connection with Baird's engagement hereunder, Baird may also be engaged to act for the Company in one or more additional capacities, and the terms of any such additional engagement may or may not be embodied in one or more separate written agreements. The provisions of this paragraph 7 shall (i) apply to the original engagement, any such additional engagement, and any modification of the original engagement or such additional engagement, (ii) remain in full force and effect whether or not any of the transactions contemplated by this engagement or such additional engagement are consummated, (iii) survive the expiration or termination of the period of Baird's engagement, and (iv) be in addition to any liability that the Company might otherwise have to any Indemnified Party. It is further agreed that no Indemnified Party (including Baird) shall be liable to the Company or any affiliate of the Company in connection with any matter relating to the engagement of Baird hereunder, except to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such liability resulted solely from the willful misfeasance or gross negligence of such Indemnified Party. In no event shall the collective share of the liability of Baird and the other Indemnified Parties hereunder be in excess of the fees (exclusive of expense reimbursement) actually paid to Baird hereunder.

      8. If an Acquisition is effected and the Company is not the surviving entity after such Acquisition, the Company shall cause the surviving entity to assume and honor the





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Katherine M. Hudson
February 27, 1996
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           obligations and liabilities of the Company under this letter, including without limitation the Company's obligations and liabilities pursuant to provisions concerning indemnification, contribution and the Company's obligations to pay Baird's fees and to reimburse Baird's expenses.

      9. The Company acknowledges that Baird is a full service securities firm and as such Baird and its affiliates may from time to time hold long or short positions or effect transactions, for its own account or the accounts of customers, in securities of the Company, Varitronics or other parties that may be involved in transactions with the Company.

      10. The Company and Baird agree and acknowledge that (i) this letter is solely for the benefit of the parties to this letter, (ii) Baird shall owe no duty to any person or entity other than the Company, and (iii) no other person or entity, including without limitation the Company's shareholders and the Company and its shareholders' respective employees, officers, directors, trustees, affiliates and agents, shall be deemed a third party beneficiary of this letter or have any rights with respect to Baird's engagement.

      11. This letter may not be amended or modified except in writing executed by the Company and Baird. This letter may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This letter shall be governed by and construed in accordance with the internal laws of the State of Wisconsin without reference to principles of conflicts of law.






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Katherine M. Hudson
February 27, 1996
Page 8






Please confirm that the foregoing is in accordance with the Company's understanding by signing and returning to Baird the enclosed duplicate of this letter.

                                      Sincerely yours,

                                      ROBERT W. BAIRD & CO. INCORPORATED

                                      By: ____________________________________

                                      Its: ____________________________________

Accepted and agreed to as of
the date first written above

W.H. BRADY CO.

By:  _____________________________

Its: _____________________________